Filed pursuant to Rule 433 Registration No. 333-163632
Royal Bank of Canada
Medium-Term Notes, Series D
$1,000,000,000
1.125% Senior Notes, due January 15, 2014
Final Term Sheet
Dated September 29, 2010
Issuer:	Royal Bank of Canada

Title of the Series:	1.125% Senior Notes, due January 15, 2014

Ratings1:	Aaa (Negative Watch) / AA- (Positive) / AA (Stable)

Principal Amount:	USD$1,000,000,000

Issue Price:	99.853%

Trade Date:	September 29, 2010

Settlement Date (T+5)2:	October 6, 2010

Maturity Date:	January 15, 2014

Minimum Denomination:	$1,000 and multiples of $1,000

Interest Rate:	1.125%

Treasury Benchmark:	UST 0.75% due September 15, 2013

Treasury Benchmark Price:	100-10 1/4

Treasury Yield:	0.641%

Re-offer Spread to Treasury Benchmark:	T + 53 bps

Re-Offer Yield:	1.171%

Fees:	0.15%

Interest Payment Dates:	January 15 and July 15, beginning January 15, 2011, subject to unadjusted following business convention

Day Count Fraction:	30/360

Interest Periods:	Semi-annual

Listing:	None

Optional Redemption:	None

CUSIP / ISIN	78008KNA7 / US78008KNA78

Lead Managers:	RBC Capital Markets Corporation / Barclays Capital Inc.

1 A credit rating is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.
2 Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the pricing date or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

Co-Managers:
ANZ Securities, Inc.
BNP Paribas Securities Corp.
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Goldman, Sachs & Co.
HSBC Securities (USA) Inc.
J.P. Morgan Securities LLC
nabSecurities, LLC
UBS Securities LLC
Wells Fargo Securities, LLC

Royal Bank of Canada (the “Issuer”) has filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering.  You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the lead manager will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting RBC Capital Markets Corporation, toll free at 1-866-375-6829 or Barclays Capital Inc., toll free at 1-888-603-5847.